Exhibit 10.1
Robert B. Brown
[***]
[***]

February 1, 2023

Re:    Transition and Release Agreement
Dear Rob:
    This letter sets forth the substance of the Transition and Release Agreement (the “Agreement”) that Fresh Tracks Therapeutics, Inc., f/k/a Brickell Biotech, Inc., the parent of Brickell Sub (“Brickell Parent”) and Brickell Subsidiary, Inc., d/b/a Brickell Biotech, Inc. (“Brickell Sub” and, together with Brickell Parent, collectively the “Company”) and you have agreed to as you voluntarily transition from your employment as Chief Executive Officer of the Company. Except as expressly referenced herein, this Agreement supersedes and replaces all prior understandings and agreements, whether oral or written, regarding the terms and conditions of your employment with the Company, including but not limited to that certain Employment Agreement between you and the Company dated November 16, 2018 (“Employment Agreement”). Together, you and the Company may be referred to collectively as the “Parties” and the term “Party” may refer to either you or Company as the circumstances dictate.
    Now therefore, for good and valuable consideration, receipt of which is hereby agreed and acknowledged, and fully intending to be legally bound hereby, the Parties to this Agreement agree as follows:
1.Resignation Date. Pursuant to Section 5.5 of your Employment Agreement, you notified the Company on January 23, 2023, of your intention to resign as the Company’s Chief Executive Officer and from any other executive positions you may hold with the Company, directly or indirectly, effective midnight EST, January 31, 2023 (the "Separation Date"). Your last day of Company employment will be as of the Separation Date.
2.Accrued Base Salary, PTO, Lease Set-Off, and 2022 Performance Bonus. On the next regularly scheduled Company payroll date following the Separation Date, the Company will pay to you (i) all unpaid, accrued base salary earned through the Separation Date, and (ii) all accrued but unused Paid Time Off vacation days (“PTO”) (46.5 days), subject to standard payroll deductions and withholdings. You also will be eligible to receive your 2022 Performance Bonus at the same time as such bonuses will be paid to other Company employees.

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That 2022 Performance Bonus earned by you amounts to ONE HUNDRED EIGHTY-FOUR THOUSAND, THREE HUNDRED AND FORTY-THREE US DOLLARS AND TWENTY-FIVE CENTS ($184,343.25). You are entitled to these three (3) payments regardless of whether or not you sign this Agreement. In addition, the Company will provide you in appreciation of your services with a THREE THOUSAND US DOLLARS AND NO CENTS ($3,000.00) payment to help mitigate the costs you will incur in terminating your corporate apartment lease that you possess to accommodate your super-commuting to work in Colorado from Indiana and that you would otherwise be fully responsible to pay.
3.Continued Board Service and Consulting Agreement. As we have discussed, the Nominating and Governance Committee of the Board has rejected your offer to resign your directorship from the Board, and you have agreed that you will remain a member of the Company’s Board of Directors pursuant to Section IV of the Company’s Corporate Governance Guidelines. In addition, provided you timely sign, date, return, and do not revoke this Agreement, you and the Company will enter into the Consulting Agreement attached hereto as Exhibit A. You understand and agree that you will be an independent contractor and no longer an employee of the Company for this purpose. That Consulting Agreement shall only be effective upon the execution of this Agreement and your continued compliance with its terms.
4.Health Insurance. You do not have health coverage through the Company; however, the Company included in your Base Salary when you started as an employee an additional amount to help you defray the costs of paying your health insurance premiums as a retiree from a former employer and we recognize that these health insurance premiums will continue to be owed by you. In order to ease your transition, and in further appreciation of your service, the Company will continue to provide some limited support of your health insurance benefits as follows: If you timely sign, date, return, and do not revoke this Agreement, the Company will provide you with a lump-sum payment equal to the amount it will pay to cover the third-party health insurance premiums for a Company employee and that employee’s spouse for this entire calendar year (2023), including for medical ($1,686.39/month), vision ($11.64/month), and dental ($79.77/month), which is calculated to be Twenty-One Thousand, Three Hundred Thirty-Three Dollars and Sixty Cents ($21,333.60). The Company will pay you this amount on the next regularly scheduled Company payroll date following the Separation Date and deposit it into a taxable or tax-exempt health reimbursement account (“HRA”) that may be available to you and eligible to receive such a payment that

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you designate in writing to the Company prior to the payment being due hereunder. The Company will assist you in setting up an HRA for this purpose if you would like and it can be done under applicable law within the aforementioned timing.
5.Stock Options. Pursuant to your stock option grant(s) and the Company plan(s) governing those grant(s) (the “Plan”), vesting of your Company stock options will continue until the later of a) your termination, for any reason, as a member of the Company’s Board of Directors; or b) the termination, for any reason, of the Consulting Agreement. Any right to exercise any vested shares, or of the Company to repurchase any previously granted but unvested shares, if any, and all other rights and obligations to your stock options, will be as set forth in your stock option grant notice(s), the applicable stock option agreement, and the Plan. The Company offers no advice on the tax treatment of your vested equity in the Company. You are advised to consult with your accountant and/or financial advisor regarding your change in status from an active employee to a Board Member and Consultant for the implications of this transition.
6.Indemnification. You and the Company acknowledge and agree that for so long as you continue to serve on the Company’s Board of Directors, you will remain subject to the Indemnification Agreement, and its provisions for survivability and duration of that Indemnification Agreement, executed by you and the Company, signed May 24, 2020 and made retroactively effective to January 1, 2019 (attached hereto as Exhibit B).
7.Corporate Lease. You acknowledge that the Company will cease to reimburse you for temporary living expenses for your leased apartment in Boulder, Colorado, after your final February 2023 lease payment, pursuant to the Employment Agreement and Company practice and the lease set-off provided to you by Section 2 of this Agreement. You are responsible for terminating the lease agreement that is signed in your name and paying any associated fees, penalties, or other costs related to that termination.
8.Other Compensation or Benefits. You acknowledge that, except (i) as expressly provided in this Agreement, including Exhibit A (Consulting Agreement), or (ii) any subsequent agreements entered into between you and the Company following the Separation Date, and (iii) the compensation that you will receive separately as a director for the Company based on what the Company provides for non-employee Directors, you have not earned, and will not receive, any additional pay or salary, incentive, or other compensation, severance, equity

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interests, or restricted stock, restricted stock units, or options of any kind, or insurance or any other benefits, after the Separation Date, with the exception of any vested right(s) you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) with the Company. In particular, but without limitation, and qualified by the foregoing, you agree that based on your employment by the Company you are not owed any bonus for 2023 and beyond, incentive or other compensation of any kind, or commissions, including but not limited to the Severance Benefits contained in the Employment Agreement, including those in Section 5.5 of that Employment Agreement. You understand, and agree, that you are solely and fully responsible for any and all tax liabilities or obligations related to any amounts you receive from the Company pursuant to this Agreement.
9.Reference Requests. All inquiries regarding your employment and/or Board service with the Company from any third party, including but not limited to any prospective employer, shall be directed to Michael Fridman, Company Associate Director, HR, or our Human Resources Department in general, who will provide the actual dates of your employment, Board duration, and your title.
10.Expense Reimbursements. You agree that within five (5) business days of the Separation Date, you will have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such business expenses pursuant to its regular business practice.
11.Return of Company Property. Except for the Retained Property described below, within five (5) business days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including but not limited to Company files, drafts, notes, drawings, records, plans, forecasts, reports, studies, clinical trials and protocols, analyses, proposals, agreements, research and development information, sales and marketing information, personnel information, budget and financial information, legal, medical, and compliance information, audits, investigations, contracts (other than ones applicable to you), computer-recorded information, tangible property, and equipment (including but not limited to computers, facsimile machines, mobile telephones, servers), Company-authorized credit cards, entry cards, identification badges and keys, and any materials of any kind which contain, reference, or embody any proprietary or

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confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information covered by this Section 11 within the timeframe referenced above. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare, edit, generate, or transmit any Company confidential or proprietary data, materials, or information, you agree to permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date. For purposes of this Agreement, the “Retained Property” shall mean: your company-issued Dell laptop. You agree to continue to use the Retained Property for Company business during your Board service and consulting arrangement under the Consulting Agreement. Requirements for final provision and management of Retained Property shall be as set forth in Section 10 of the Consulting Agreement.
12.Confidential Information And Other Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement, a copy of which is attached and fully incorporated by reference hereto as Exhibit C (“Confidentiality Agreement”). In addition, you understand and agree that Section 6, including specifically but not limited to Section 6.1 (Non-Competition), Section 6.2 (Nondisclosure), and Section 6.3 (Non-solicitation of Executives and Clients), of the Employment Agreement survives the termination of your employment and remains in full force and effect. The parties further understand and agree that the Confidentiality Agreement superseded and replaced in its entirety the Company Protection Agreement that was attached to and part of your Employment Agreement as Exhibit A to that Employment Agreement.
13.Nondisclosure. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you or on your behalf in any manner whatsoever; provided, however, that: (i) you may disclose this Agreement to your immediate family; (ii) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and/or financial advisor; and (iii) you may disclose this Agreement insofar and only to the extent as such disclosure may be required by law. In particular, and without limitation, you agree not to disclose or discuss the terms of this Agreement to, or with, any current or former Company or Company-related employee, director, consultants, independent contractors, or Company advisors and representatives except as

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required for Company business, or as part of your implementation of this Agreement, and then limited only to those with a need to know.
14.Non-Disparagement. You will not make, sponsor, assist, promote, solicit, or participate in the making of, or encourage any other person or entity to make, any public statements, written or oral, in whatever format, including but not limited to electronic or other communications such as Internet message boards or social media or the like, which are intended to criticize, disparage, libel, slander, or defame the goodwill or reputation of, or which are intended to embarrass, the Company, any of its affiliates (defined as entities under common ownership or control with Company) and subsidiaries, or any of their respective directors, employees, officers, shareholders, executives, contractors, clients, customers, business partners, or agents and representatives. You further agree not to make any negative public statements, written or oral, relating to your employment, separation of such employment, or any aspect of the business of the Company or any of its affiliates or subsidiaries. Notwithstanding the foregoing, you will not be prohibited from accurately and fully responding to any question, inquiry, order, subpoena, or request for information when required by legal process or applicable law, or which is requested by the Company. The Company agrees, and shall direct its respective executive officers and directors, to refrain from making or publishing any statement that is malicious, critical, disparaging, defamatory, libelous, and/or slanderous about any aspect of your employment or Board service with and for the Company or would reasonably be expected to damage your business or reputation.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person or entity, and that the Company makes no such admission.
16.Release of Claims.
(a)In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby unconditionally, fully, irrevocably, and absolutely release, waive, acquit, and forever discharge the Company and its affiliates, subsidiaries, and its and their respective present and former owners, agents, representatives, employees, officers, directors, shareholders, partners,

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and attorneys, and, for each of the foregoing, their respective heirs, predecessors, successors, and assigns (collectively, the “Releasees” or “Released Parties”), from and of any and all claims (including attorneys’ fees and costs), liabilities, demands, causes of action, promises, judgments, liens, indebtedness, losses, costs, expenses, damages, indemnities, and obligations of every kind and nature, and similar rights of any type of whatsoever kind and character in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, your employment and Board service by the Company, acts, incidents, or conduct at any time prior to, through, and including the date you sign this Agreement. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination and separation of that employment; (ii) all claims related to your compensation or benefits from the Company, including but not limited to salary, bonuses, commissions, vacation pay, sick pay, expense reimbursements, severance pay, lost wages, fringe benefits, stock, stock options, restricted stock or units, equity awards of any type, the Employment Agreement, or any other ownership interests in, or obligations by, the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, libel, slander, defamation, emotional distress, and discharge in violation of public policy; (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, and/or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the federal Family and Medical Leave Act of 1993, as amended, the federal Equal Pay Act of 1963 (as amended), the federal Lilly Ledbetter Fair Pay Act of 2009 (as amended), the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), the federal Older Workers Benefit

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Protection Act of 1990, as amended (“OWBPA”), the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the federal Securities Exchange Act of 1934 (as amended), the federal Fair Labor Standards Act of 1938, as amended, the federal National Labor Relations Act of 1935, as amended, the federal Emergency Paid Sick Leave Act of 2020, as amended, the Inspector General Act of 1978, as amended, the Occupational Safety and Health Act of 1970, as amended (“OSH ACT”), the Sarbanes-Oxley Act of 2002, as amended (“SOX”), the Colorado Anti-Discrimination Act, as amended (Colo. Rev. Stat §24-34-301 et seq.), the Colorado Whistleblower Law, as amended (Colo. Rev. Stat §24-114-101 et seq.), and the Indiana Civil Rights Law of 1971, as amended (IC §22-9-1-1 et seq.), the Indiana Occupational Health and Safety Act of 1974, as amended (IC §22-8-1.1 et seq.) (“IOSHA”), the Indiana False Claims and Whistleblower Protection Act, as amended (IC §5-11-5.5 et seq.), and the Indiana Medicaid False Claims and Whistleblower Protection Act, as amended (IC §5-11-5.7-4 et seq.); (vi) all claims under any other state and federal statute or common law; and (vii) any claim which was or could have been raised by you.
(b)Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit you from filing a charge with the federal Equal Employment Opportunity Commission (the "EEOC") or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state, or local administrative agency or Government Agency by you or on your behalf arising out of or related in any way to your employment with and/or separation and transition from the Company. Nothing herein shall be deemed a waiver of your rights to enforce the terms of this Agreement.
(c)You acknowledge that you may discover facts or law different from, or in addition to, the facts or law you know or believe to exist with respect to a released

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claim or a Released Party. You agree, nonetheless, that this Agreement and the releases contained in the Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law.
17.ADEA Waiver and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that (i) the consideration given for the waiver and release set forth herein is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave and leave protections for which you are eligible, pursuant to the Family and Medical Leave Act of 1993, as amended, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge and agree that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) calendar days following the execution of this Agreement by the Parties to revoke the Agreement; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (the “Effective Date”). If you choose to timely revoke this Agreement, the Agreement will be null and void, and the Agreement shall not be valid or enforceable. To revoke this Agreement, you must timely deliver a signed writing stating your intention to revoke sent via email to David McAvoy, Company General Counsel, at dmcavoy@frtx.com, by 11:59 p.m. MT the seventh (7th) calendar day after you sign this Agreement.
18.No Claims Pending. You represent that you have no lawsuits, claims, or actions pending in your name or on behalf of any other person or entity against the Company, Released Parties, or any other person or entity subject to the released claims granted by you in this Agreement. You further agree that in the event you bring a claim or charge covered by your released claims made under this Agreement, or do not dismiss and withdraw any claim or charge covered by these released claims, and are seeking damages against the Company, this Agreement shall serve as a complete defense to such

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claims or charges, including but not limited to the obligations set forth under Sections 3 and 4 herein.
19.Acknowledgments and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by the Company and/or any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied by Company and/or Released Parties any leave, benefits, compensation, or rights to which you may have been entitled under the Family and Medical Leave Act of 1993, as amended, or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan, the Consulting Agreement, and your continuing Board service.
20.Exceptions and No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under any ERISA-qualified benefit plans as applicable on the date you sign this Agreement, (iii) any rights or claims related to the enforcement of this Agreement, or (iv) which cannot be released under applicable law by private agreement. In addition, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, nothing contained in this Agreement or the Confidentiality Agreement shall prohibit either Party to this Agreement (or either Party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”), the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Department of Justice (“DOJ”), or any other securities regulatory agency, self-regulatory authority, or federal, state, or local regulatory authority (collectively, “Government Agencies”), or making

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other disclosures that are protected under the whistleblower provisions of applicable federal and state law or regulations, (ii) communicating directly with, cooperating with, or providing information in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such Party’s attorney(s), or in a sealed complaint, or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC §1833(b), you acknowledge that (1) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if you file a lawsuit for retaliation by the Company or its affiliates or subsidiaries based on you reporting a suspected Company violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if that trade secret is germane to the allegations, and you file any document containing the trade secret under seal with the court, and do not disclose the trade secret beyond this, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either Party from providing truthful testimony in response to a valid subpoena, court order, regulatory request, or other judicial, administrative, or legal process, or otherwise as required by law.
21.Further Assurances. In consideration of payment of the amounts specified herein, you agree to execute any documents (including but not limited to letters of resignation) and take any other actions reasonably necessary to terminate any directorships, officerships, committees, or other relationships with or for the Company or any of its affiliates or subsidiaries. You also agree to reasonably cooperate after your Separation Date with any Company investigation or litigation related to the time you were an employee, consultant, and/or director of the Company and with any request by the Company for assistance in responding to requests for information or documents by any Governmental Agencies or in connection with any pending or threatened administrative or judicial proceeding(s), and further agree, to the extent permitted by law, to promptly provide the Company with the same information or documents (or copies thereof) that you provide to any Governmental Agency or disclose in any pending or threatened administrative or judicial proceeding. The Company agrees to reimburse you for any out-of-pocket expenses that

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you actually, reasonably, and directly incur in connection with compliance with any requests by the Company pursuant to this clause.
22.Remedy. You agree that if you bring any kind of legal, equitable, or other claim or charge against the Company and/or the Released Parties that you have given up by signing this Agreement, then you will be violating this Agreement, and you must pay all legal fees, other costs, and expenses, incurred by the Company in defending against your claim or charge.
23.Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its particular subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado, without regard to conflict of laws principles thereof, and as applied to contracts made and to be performed entirely within Colorado. You (i) expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the City of Denver, State of Colorado (and each appellate court located in such city and state) in connection with any disputes or other claims or actions related to this Agreement; (ii) agree that each state and federal court located in such city and state shall be deemed to be a convenient forum; and (iii) agree not to assert (by way of motion, as a defense or otherwise), in any proceeding commenced in any state or federal court located in such city and state, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, and/or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Any ambiguity in this Agreement shall not be construed against either Party as the drafter. Any waiver of a right or benefit under, or breach of, this Agreement shall be in a writing signed by the Party granting the waiver

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and, in case of a breach, shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
24.Expiration. If you wish to accept the offer set forth in this Agreement you must sign and return this Agreement to the Company on or before 11:59 pm EST February 22, 2023.
If this Agreement is acceptable to you, please sign below and return the original to me. I wish you good luck in your future endeavors.
Sincerely,

FRESH TRACKS THERAPEUTICS, INC. AND BRICKELL SUBSIDIARY, INC.

By:	/s/ David R. McAvoy
David R. McAvoy
General Counsel and Chief Compliance Officer

AGREED TO AND ACCEPTED BY:

By:	/s/ Robert B. Brown
Robert B. Brown

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Exhibit A

CONSULTING AGREEMENT
BETWEEN COMPANY AND DANCING BEAR CONSULTING LLC

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Exhibit B

INDEMNIFICATION AGREEMENT
BETWEEN FRESH TRACKS THERAPEUTICS, INC. AND ROBERT B. BROWN

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Exhibit C

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT
BETWEEN FREASH TRACKS THERAPEUTICS, INC. AND ROBERT B. BROWN

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